Exhibit 99.1

FOR IMMEDIATE RELEASE

Wheeler Real Estate Investment Trust, Inc. Terminates Jon S. Wheeler as Chairman, Chief Executive Officer and President and Names David Kelly as Chief Executive Officer and President

Virginia Beach, VA –January 30, 2018 – Wheeler Real Estate Investment Trust, Inc. (NASDAQ:WHLR) (“Wheeler” or the “Company”), a fully-integrated, self-managed commercial real estate investment company focused on acquiring and managing income-producing retail properties with a primary focus on grocery-anchored centers, today reported that the Board of Directors has terminated Jon S. Wheeler as the Company’s Chairman, Chief Executive Officer and President. In addition, Mr. Wheeler resigned his position from the Board of Directors. Effectively immediately, the Board of Directors named David Kelly as the Company’s Chief Executive Officer and President.

Mr. Kelly has over 28 years of experience in the real estate industry. Mr. Kelly joined the Company in 2013 and served as Senior Vice President, Director of Acquisitions for the Company, and most recently as the Chief Investment Officer. Prior to joining the Company, Mr. Kelly served as a Principal with Kelly Development, LLC, a real estate development firm he founded in March 2011, which specializes in the acquisition and management of retail properties in the Mid-Atlantic region. From 1998 to 2011, Mr. Kelly served as the Director of Real Estate for Supervalu, Inc., a Fortune 100 supermarket retailer. Mr. Kelly has served as a director of the Company since 2011.

About Wheeler Real Estate Investment Trust, Inc.
Headquartered in Virginia Beach, VA, Wheeler Real Estate Investment Trust, Inc. is a fully-integrated, self-managed commercial real estate investment company focused on acquiring and managing income-producing retail properties with a primary focus on grocery-anchored centers. Wheeler’s portfolio contains well-located, potentially dominant retail properties in secondary and tertiary markets that generate attractive risk-adjusted returns, with a particular emphasis on grocery-anchored retail centers.

Additional information about Wheeler Real Estate Investment Trust, Inc. can be found at the Company’s corporate website: www.whlr.us.

CONTACT:
Wheeler Real Estate Investment Trust, Inc.
Laura Nguyen
Director of Investor Relations
(757) 627-9088
laura@whlr.us